EXHIBIT 99.1

NEWS RELEASE
18-05-095

2901 Butterfield Road

Oak Brook, Ill. 60523

www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contacts:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 218-8000 Ext. 2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

APPOINTS NEW CEO

Oak Brook, Ill. October 15, 2009 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that Michael J. O’Hanlon has resigned as the company’s president and chief executive officer, effective immediately.

“On behalf of the Board of Directors, I want to thank Michael for all of his significant contributions and service to Inland Western and to wish him well in his future endeavor,” said Robert D. Parks, chairman of the board of Inland Western.

The Board of Directors has appointed Steven P. Grimes to serve as chief executive officer and retains his current duties. Continuing in their roles and now reporting to Steven will be Shane C. Garrison, chief investment officer, Niall J. Byrne, president of property management, James Kleifges, chief accounting officer, and Dennis K. Holland, general counsel and secretary.

“We are very fortunate to have a talented and balanced management team in place at Inland Western,” said Parks. “The Board has full and complete confidence in Steven’s leadership and expertise to successfully lead the company.”

About Inland Western Retail Real Estate Trust, Inc.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of June 30, 2009, our portfolio under management totaled in excess of 49 million square feet, consisting of 301 wholly-owned properties. We also have interest in 12 unconsolidated operating properties and 17 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.